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                                                                    EXHIBIT 99.1

                     Cornerstone Realty Income Trust, Inc.
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    306 East Main Street       Richmond, Virginia 23219      (804) 643-1761

                                                         Contact: Mark M. Murphy
                                                             (804) 643-1761 x231
For Immediate Release
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                  Cornerstone Realty Revises Earnings Guidance

RICHMOND, Va., January 15, 2002 --- Cornerstone Realty Income Trust, Inc. (NYSE:TCR) today announced that it expects Funds From Operations (FFO) for the fourth quarter ended December 31, 2001 will be approximately $0.24 per common share and that FFO for 2001 will be approximately $1.20 per common share. These amounts are below the company's previously announced expectations and First Call consensus FFO estimates of $0.31 per share for the fourth quarter and $1.27 per share for 2001.

     "During the fourth quarter, traffic in our major markets of Atlanta, Charlotte, Dallas/Ft. Worth and Raleigh/Durham declined 25% from the third quarter and resulted in an overall economic occupancy rate of 91%, approximately 300 basis points lower than anticipated. Additionally, the lower occupancy rate resulted in a decrease in rental rates and ancillary income, and an increase in apartment turnover costs," said Cornerstone Chairman and Chief Executive Officer Glade M. Knight.

     "We believe traffic and apartment demand in our major markets will improve as we move out of the recession, which should allow us to return to the levels of profitability that we have experienced in the past. We also believe our annual dividend of $1.12 is secure as we focus on improving our revenues and earnings in the coming months," Knight said.

     Cornerstone management will provide additional information on the fourth quarter results and expectations for future quarters during its upcoming earnings conference call and webcast on February 8, 2002 at 10:00 a.m. EST. The company will release its fourth quarter and year-end results after the market closes on February 7, 2002. The earnings webcast can be accessed on February 8th by visiting the Investor Relations page of Cornerstone's Web site at www.cornerstonereit.com. A replay of the call will be available on the Investor Relations page of the company's Web site.

     Certain statements contained herein constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the future results, performance or achievements of the company to be materially different from any forward-looking statements. Such factors include, among others, risks associated with local as well as general economic and competitive factors, and the inability to forecast accurately future economic conditions and performance. There is no assurance that planned results will be achieved.

     Cornerstone Realty Income Trust, Inc. is a fully integrated, self-managed and self-advised real estate company that has operated as a real estate investment trust (REIT) since 1993. The company focuses on the ownership and management of multifamily communities in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently Cornerstone owns 81 apartment communities with 20,686 units. An additional 286 units are under construction. Cornerstone is headquartered in Richmond, Va. and its common stock trades on the New York Stock Exchange under the symbol TCR. For more information about Cornerstone, visit the company's web site at www.cornerstonereit.com.